Exhibit 99.1

Contact: David C. Dreyer Chief Financial Officer Christopher Schwartz Vice President, Financial Reporting and Investor Relations 866.861.3229

FOR IMMEDIATE RELEASE

AMN HEALTHCARE REPORTS THIRD QUARTER 2007 RESULTS

SAN DIEGO – (October 30, 2007) – AMN Healthcare Services, Inc. (NYSE: AHS), the nation’s largest healthcare staffing company, today reported revenue of $300.3 million for the third quarter of 2007, an increase of 6% from the $282.7 million reported for the same quarter last year, and 2% higher than the $293.9 million in revenue reported last quarter. Diluted earnings per share for the third quarter of 2007 of $0.29 increased 4% compared to last year, and 12% compared to last quarter.

“Our success in executing well on both our short-term initiatives and our long-term strategy has driven growth in each of our business segments,” said Susan R. Nowakowski, President and Chief Executive Officer. “While all businesses performed well this quarter, our locum tenens Staff Care team delivered exceptional results, which contributed to AMN Healthcare surpassing our expectations and guidance for revenue,” said Nowakowski. She also noted that gross margins improved significantly over the prior quarter because of initiatives put in place over the past several months.

Gross profit for the third quarter of 2007 was $79.7 million, representing a 26.6% gross margin, as compared to $76.7 million, or 27.1% gross margin, for the third quarter of 2006 and $75.0 million, or 25.5% gross margin, for the second quarter of 2007. The decline in gross margin on a year over year basis was due mainly to higher housing and health insurance costs in the nurse and allied segment. The increase in gross margin compared to last quarter was due primarily to a widening pay-to-bill spread in both the nurse and allied and locum tenens staffing segments. Gross margins by business segment for the third quarter of 2007 were 24.2% for nurse and allied healthcare staffing, 27.0% for locum tenens staffing and 60.2% for physician permanent placement services.

Selling, general, and administrative (“SG&A”) expenses for the third quarter of 2007 were $55.8 million, or 18.6% of revenue, as compared to $54.1 million, or 19.1% of revenue, for the third quarter of 2006 and $53.5 million, or 18.2% of revenue, for the second quarter of 2007. The reduction in SG&A as a percentage of revenue compared to the prior year period in part reflects management’s continued efforts to further leverage the company’s infrastructure in order to increase operating margins.

Income from operations for the third quarter of 2007 was $21.0 million, or 7.0% of revenue, as compared to $20.0 million, or 7.1% of revenue, for the third quarter of 2006, and $18.6 million, or 6.3% of revenue, for the second quarter of 2007. The decrease in operating margin compared to the prior year period was due to lower gross margin partially offset by lower SG&A expenses as a percentage of revenue. The increase in operating margin compared to last quarter was due mainly to higher gross margin.

Net interest expense for the third quarter of 2007 was $3.1 million, compared to $4.2 million for the third quarter of 2006 and $3.1 million for the second quarter of 2007. The decrease in net interest expense from the same quarter last year was due primarily to a continued reduction in outstanding debt.

Income tax expense as a percentage of pre-tax income for the third quarter of 2007 was 43.7%, compared to 40.1% for the third quarter of 2006 and 40.2% for the second quarter of 2007. The increase was due mainly to a $0.6 million adjustment to the company’s income tax reserve which resulted in a $0.02 reduction to this quarter’s diluted earnings per share.

The company generated $20.8 million in cash flow from operations during the third quarter of 2007 which, in addition to cash on-hand, was used to repurchase one million shares of the company’s common stock in August of this year and pay down debt. Total debt outstanding at September 30, 2007 was $157.1 million, yielding a leverage ratio of 1.6 times. Weighted average diluted shares outstanding for the third quarter of 2007 were 34.7 million.

Revenue and Earnings Guidance for Fourth Quarter and Full Year 2007

Management expects revenue for the fourth quarter of 2007 to range from $286 million to $288 million and diluted earnings per share to range from $0.24 to $0.26. The moderate decrease in revenue and earnings expected during the fourth quarter is due to the normal year-end seasonal trends in our temporary healthcare staffing businesses. Management reaffirms its full year guidance, with revenue expected to range from $1.16 billion to $1.17 billion and diluted earnings per share expected to range from $1.02 to $1.04.

“As we enter the fourth year executing our diversified service strategy, resulting in nearly doubling both our revenue and earnings from three years ago, we are pleased with the evolution of this strategy and the increased strength of our leading market position. As the largest provider in what we believe are the most attractive segments of the healthcare staffing industry, and with more clients in more locations than any other company, we are well positioned for long-term growth.” said Nowakowski. “Looking forward to 2008 and beyond, we believe that our proven ability to execute along with our willingness to remain attuned to market changes and agile in our approach will deliver growth in all of our segments,” added Nowakowski.

Ms. Nowakowski added, “Last week, our corporate office in San Diego was closed for two days as a precautionary measure due to wildfires in the area. We are thankful to report that all of our team members are safe, and nearly everyone is back in their homes. While a short period of time, this was a real life test of our disaster recovery and business continuity plans, which I’m pleased to say, worked beautifully. During this time, our teams were able to continue to serve our healthcare professionals and client facilities with minimal sales or service interruption. This success, in the face of such environmental difficulty, is a testament to the incredible dedication and skill of the AMN team in San Diego and at our regional offices who quickly stepped up to execute AMN’s business continuity plan and provide immediate and near seamless coverage.”

Company Summary

AMN Healthcare Services, Inc. is the largest temporary healthcare staffing company in the United States. The company is the largest nationwide provider of travel nurse staffing services, locum tenens staffing services (temporary physician staffing) and physician permanent placement services, and also a leading nationwide provider of allied healthcare staffing services. AMN Healthcare recruits healthcare professionals both nationally and internationally and places them on variable lengths of assignments and in permanent positions at acute-care hospitals, physician practice groups and other healthcare facilities throughout the United States.

Conference Call on October 30, 2007

AMN Healthcare Services, Inc.’s third quarter 2007 conference call will be held on Tuesday, October 30, 2007, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at www.amnhealthcare.com/investors. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 230-1092 in the U.S. or (612) 332-0107 internationally. Following the conclusion of the call, a replay of the webcast will be available on the company’s web site within four hours. Alternatively, a telephonic replay of the call will be available at 10:15 p.m. Eastern Time on October 30, 2007, and can be accessed until November 13, 2007 at midnight Eastern Time, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 890496.

From time to time, additional information regarding non-GAAP financial measures may be made available on the company’s website at www.amnhealthcare.com/investors.

Forward-Looking Statements

This earnings release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include the revenue and earnings guidance for the fourth quarter and full year 2007, and Ms. Nowakowski’s comments including those regarding revenue growth, gross margin, the company’s market position, and the impact of the Southern California wildfires at the company’s business operations. The company based these forward-looking statements on its current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. The following factors could cause the company’s actual results to differ materially from those implied by the forward-looking statements in this earnings release: the company’s ability to continue to recruit qualified temporary and permanent healthcare professionals at reasonable costs; the company’s ability to retain qualified temporary healthcare professionals for multiple assignments at reasonable costs; the company’s ability to attract and retain sales and operational personnel; the company’s ability to enter into contracts with hospitals, healthcare facility clients, affiliated healthcare networks and physician practice groups on terms attractive to the company and to secure orders related to those contracts; the company’s ability to demonstrate the value of its services to its healthcare and facility clients; the company’s ability to maintain and enhance the brand identities we have developed, at reasonable costs; changes in the timing of hospital, healthcare facility and physician practice group clients’ orders for temporary healthcare professionals; the general level of patient occupancy at hospital and healthcare facility clients’ facilities; the overall level of demand for services offered by temporary and permanent healthcare staffing providers; the ability of hospital, healthcare facility and physician practice group clients to retain and increase the productivity of their permanent staff; the variation in pricing of the healthcare facility contracts under which the company places temporary healthcare professionals; the company’s ability to successfully design its strategic growth, acquisition and integration strategies and to implement those strategies, including integration of acquired companies’ accounting, management information, human resource and other administrative systems, and implementation or remediation of controls, procedures and policies at acquired companies; the company’s ability to leverage its cost structure; access to and undisrupted performance of the company’s management information and communication systems, including use of the Internet, and our candidate and client databases and payroll and billing software systems; our ability to keep our web sites operational at a reasonable cost and without service interruptions; the effect of existing or future government legislation and regulation; the company’s ability to grow and operate its business in compliance with legislation and regulations; the challenge to the classification of certain of the company’s healthcare professionals as independent contractors; the impact of medical malpractice and other claims asserted against the company; the impact on the company’s earnings related to share-based payment awards due to changes in accounting rules; the disruption or adverse impact to the company’s business as a result of a terrorist attack; the company’s ability to carry out its business strategy and maintain sufficient cash flow and capital structure to support its business; the loss of key officers and management personnel that could adversely affect the company’s ability to remain competitive; the effect of recognition by the company of an impairment to goodwill; and the effect of adjustments by the company to accruals for self-insured retentions. Other factors that could cause actual results to differ from those implied by the forward-looking statements contained in this earnings release are set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. These statements reflect the company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this earnings release are likely to cause these statements to become outdated with the passage of time. The company does not intend, however, to update the guidance provided today prior to its next earnings release.

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Income

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006	% Chg	2007	2006	% Chg
Revenue	$300,267	$282,728	6.2%	$878,123	$798,169	10.0%
Cost of revenue	220,529	206,036	7.0%	650,921	583,154	11.6%

Gross profit	79,738	76,692	4.0%	227,202	215,015	5.7%

	26.6%	27.1%		25.9%	26.9%
Operating expenses:
Selling, general and administrative	55,769	54,071	3.1%	162,340	154,316	5.2%
	18.6%	19.1%		18.5%	19.3%
Depreciation and amortization	2,979	2,638	12.9%	8,465	7,628	11.0%

Total operating expenses	58,748	56,709	3.6%	170,805	161,944	5.5%

Income from operations	20,990	19,983	5.0%	56,397	53,071	6.3%
	7.0%	7.1%		6.4%	6.6%
Interest expense, net	3,071	4,174	-26.4%	9,529	12,666	-24.8%

Income before income taxes	17,919	15,809	13.3%	46,868	40,405	16.0%
Income tax expense	7,831	6,337	23.6%	19,340	15,361	25.9%

Net income	$10,088	$9,472	6.5%	$27,528	$25,044	9.9%

	3.4%	3.4%		3.1%	3.1%
Net income per common share:
Basic	$0.29	$0.29	0.0%	$0.80	$0.78	2.6%

Diluted	$0.29	$0.28	3.6%	$0.78	$0.73	6.8%

Weighted average common shares outstanding:
Basic	34,328	32,453	5.8%	34,562	32,146	7.5%

Diluted	34,745	33,995	2.2%	35,098	34,313	2.3%

AMN Healthcare Services, Inc.

Supplemental Financial and Operating Data

(dollars in thousands, except operating data)

(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2007	% of Rev	2006	% of Rev	2007	% of Rev	2006	% of Rev
Revenue
Nurse and allied healthcare staffing	$204,083		$201,925		$605,380		$561,122
Locum tenens staffing	83,004		68,491		234,346		199,992
Physician permanent placement services	13,180		12,312		38,397		37,055

	$300,267		$282,728		$878,123		$798,169

Adjusted EBITDA(1)
Nurse and allied healthcare staffing	$15,674	7.7%	$16,104	8.0%	$43,040	7.1%	$42,228	7.5%
Locum tenens staffing	7,555	9.1%	4,800	7.0%	18,613	7.9%	14,418	7.2%
Physician permanent placement services	3,006	22.8%	3,574	29.0%	9,429	24.6%	9,068	24.5%

	26,235	8.7%	24,478	8.7%	71,082	8.1%	65,714	8.2%
Depreciation and amortization	2,979		2,638		8,465		7,628
Non-cash stock-based compensation	2,266		1,857		6,220		5,015
Interest expense, net	3,071		4,174		9,529		12,666

Income before income taxes	17,919		15,809		46,868		40,405
Income tax expense	7,831		6,337		19,340		15,361

Net income	$10,088		$9,472		$27,528		$25,044

	Three Months Ended September 30,				Nine Months Ended September 30,
	2007		2006	% Chg	2007		2006	% Chg
Gross Margin
Nurse and allied healthcare staffing	24.2%		25.4%		23.6%		24.9%
Locum tenens staffing	27.0%		26.2%		26.0%		26.4%
Physician permanent placement services	60.2%		60.7%		61.1%		60.5%
Operating Data:
Nurse and allied healthcare staffing
Average travelers on assignment(2)	6,895		7,015	-1.7%	6,981		6,731	3.7%
Revenue per traveler per day(3)	$321.72		$312.88	2.8%	$317.65		$305.36	4.0%
Gross profit per traveler per day(3)	$77.84		$79.44	-2.0%	$74.95		$76.07	-1.5%
Locum tenens staffing
Days filled(4)	57,036		51,205	11.4%	166,937		149,990	11.3%
Revenue per day filled(4)	$1,455.29		$1,337.58	8.8%	$1,403.80		$1,333.37	5.3%
Gross profit per day filled(4)	$393.33		$350.55	12.2%	$364.82		$352.09	3.6%

(1)	Adjusted EBITDA represents net income plus interest expense (net of interest income), income taxes, depreciation and amortization and non-cash stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the company’s performance. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA more accurately reflects the company’s results, as it excludes certain items, in particular non-cash stock-based compensation charges that management believes are not indicative of the company’s operating performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with United States generally accepted accounting principles (GAAP). As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

(2)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.

(3)	Revenue per traveler per day and gross profit per traveler per day represent the revenue and gross profit of the company’s nurse and allied healthcare staffing segment divided by average travelers on assignment, divided by the number of days in the period presented.

(4)	Days filled is calculated by dividing the locum tenens hours filled during the period by 8 hours. Revenue per day filled and gross profit per day filled represent revenue and gross profit of the company’s locum tenens staffing segment divided by days filled for the period presented.

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2007	June 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$6,170	$17,527	$4,422
Accounts receivable, net	194,694	195,213	192,716
Deferred income taxes, net	24,763	24,985	26,275
Other current assets	12,679	13,192	12,442

Total current assets	238,306	250,917	235,855
Fixed assets, net	24,159	24,303	23,236
Goodwill, net	243,680	243,680	240,719
Intangible assets, net	114,484	115,443	112,116
Deposits and other assets	11,441	11,644	10,255

Total assets	$632,070	$645,987	$622,181

Liabilities and stockholders’ equity
Current liabilities:
Bank overdraft	$—	$1,736	$10,353
Accounts payable and accrued expenses	21,930	21,632	20,273
Accrued compensation and benefits	44,881	43,116	42,585
Income taxes payable	6,294	6,455	2,727
Current portion of notes payable	17,217	15,822	12,901
Deferred revenue	7,364	6,705	6,397
Other current liabilities	26,007	26,015	25,731

Total current liabilities	123,693	121,481	120,967
Notes payable, less current portion	139,890	151,437	160,479
Deferred income taxes, net	67,723	67,645	69,365
Other long-term liabilities	35,700	33,863	26,824

Total liabilities	367,006	374,426	377,635

Stockholders’ equity	265,064	271,561	244,546

Total liabilities and stockholders’ equity	$632,070	$645,987	$622,181

AMN Healthcare Services, Inc.

Condensed Consolidated Cash Flow Statement

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006
Net cash provided by operating activities	$20,817	$3,799	$54,310	$45,948
Net cash used in investing activities	(1,859)	(2,290)	(11,973)	(42,680)
Net cash used in financing activities	(30,319)	(2,817)	(40,607)	(18,784)
Effect of exchange rates on cash	4	(69)	18	(83)

Net increase (decrease) in cash and cash equivalents	(11,357)	(1,377)	1,748	(15,599)
Cash and cash equivalents at beginning of period	17,527	4,888	4,422	19,110

Cash and cash equivalents at end of period	$6,170	$3,511	$6,170	$3,511